Exhibit 99

[LOCKHEED LOGO APPEARS HERE]

Information

LOCKHEED MARTIN REPORTS 2003 RESULTS

•	REPORTS RECORD SALES OF $31.8 BILLION

•	ACHIEVES RECORD BACKLOG OF $76.9 BILLION

•	REPORTS 2003 EARNINGS PER SHARE OF $2.34 UP FROM $1.11 IN 2002

•	PROJECTS SALES AND EARNINGS PER SHARE GROWTH IN 2004 AND 2005

•	PROJECTS AT LEAST $4 BILLION CASH FROM OPERATIONS IN 2004 AND 2005 COMBINED

BETHESDA, Maryland, January 27, 2004 – Lockheed Martin Corporation (NYSE: LMT) today reported record net sales of $31.8 billion in 2003, a 20% increase over 2002 sales of $26.6 billion. Sales grew in all business segments in 2003. The Corporation booked more than $38 billion of orders in 2003, increasing its year-end backlog to a record $76.9 billion.

Net earnings for 2003 were $1.1 billion ($2.34 per diluted share) compared to $500 million ($1.11 per diluted share) in 2002. Cash provided by operating activities for 2003 was $1.8 billion, after a discretionary pre-funding of $450 million in December for future defined benefit pension plan contributions.

“We continued to execute our disciplined growth strategy in 2003. Our operational and financial performance, and strong cash flow, enabled us to deploy cash to enhance long-term shareholder value,” said Chairman and Chief Executive Officer Vance Coffman. “We are focused on generating profitable growth and providing the best solutions to our customers with an emphasis on Defense, Government Information Technology and Homeland Security. We look forward to supporting initiatives to reinvigorate space exploration. Lockheed Martin and its innovative team of 130,000 dedicated employees are well positioned for continued success.”

SUMMARY REPORTED RESULTS AND OUTLOOK

The following table presents the Corporation’s consolidated net sales, operating profit, net earnings, earnings per share and cash flow from operations as determined by GAAP. All earnings per share amounts are presented on a diluted basis.

REPORTED RESULTS	4th Quarter		Year-to-Date
(In millions, except per share data)	2003	2002	2003	2002

Net sales	$8,978	$7,780	$31,824	$26,578

Operating profit (loss)
Segment operating profit	$697	$592	$2,468	$2,020
Unallocated corporate (expense) income, net:
FAS/CAS pension adjustment	(80)	74	(300)	243
Unusual items	15	(1,112)	(153)	(1,112)
Other	(16)	28	4	7

	$616	$(418)	$2,019	$1,158

Net earnings (loss)	$334	$(347)	$1,053	$500

Diluted earnings (loss) per share
Continuing operations	$0.77	$(0.76)	$2.34	$1.18
Discontinued operations	—	(0.01)	—	(0.07)

	$0.77	$(0.77)	$2.34	$1.11

Cash flow from operations	$134	$(440)	$1,808	$2,288

The following table and other portions of this press release contain forward-looking statements, which are based on the Corporation’s current expectations, and exclude the effects of the proposed acquisition of The Titan Corporation. The Corporation does not incorporate adjustments to its business outlook and financial projections for proposed acquisitions or divestitures until the transaction is closed. Actual results may differ materially from those projected. See the Corporation’s Safe Harbor discussion at the end of this press release.

The Corporation has increased its outlook for 2004 net sales, segment operating profit and cash flow from operations. The table reflects the Corporation’s projections for 2004 and 2005.

OUTLOOK	Projections
(In millions, except per share data)	2004	2005
Net sales	$33,500—$34,500	$34,000—$36,000

Operating profit
Segment operating profit	$2,650—$2,750	$2,800—$3,000
Unallocated corporate (expense) income, net:
FAS/CAS pension adjustment	approx. (600)	approx. (425)*
Other	(50)—0	(50)—0

	$2,000—$2,150	$2,325—$2,575

Earnings per share	$2.40—$2.50	$2.85—$3.20
Cash flow from operations	≥ $2,000	≥ $4,000 2004/2005 combined

*Mid-point of ($300)—($550) million range.

Sales and Net Earnings

Net sales for the quarter were $9.0 billion, a 15% increase over the $7.8 billion recorded in the comparable 2002 period. Net sales were $31.8 billion in 2003, a 20% increase over 2002 sales of $26.6 billion.

Net earnings for the three months ended December 31, 2003 were $344 million ($0.77 per share), including an $8 million gain ($0.02 per share) from the sale of the Corporation’s commercial IT business. The net loss for the comparable 2002 quarter was $347 million ($0.77 per share). The 2002 results included charges for the impairment of telecommunications equity investments and Space Imaging, a charge related to a Russian launch services provider, and a loss from discontinued operations. The combined effect of these items decreased fourth quarter 2002 earnings by $727 million ($1.62 per share).

Net earnings for 2003 were $1.1 billion ($2.34 per diluted share). The 2003 results included the gain on the sale of the commercial IT business and previously reported net charges of $110 million ($0.24 per share) primarily associated with the early retirement of long-term debt and the exit from the commercial mail sorting business. The combined effect of these items was to decrease 2003 earnings by $102 million ($0.22 per share).

Net earnings for 2002 were $500 million ($1.11 per diluted share). The 2002 results included the previously mentioned 2002 items and a research and development tax credit benefit. The combined effect of these items decreased 2002 net earnings by $665 million ($1.47 per share).

Cash Flow and Leverage

In 2003, the Corporation continued to generate strong cash flow from operations and deploy cash to enhance long-term shareholder value. The Corporation reduced its debt and restructured its debt portfolio to lower interest expense. The Corporation also repurchased its common shares, doubled its dividend and pursued selective acquisitions to strengthen its capabilities in providing information technology services to defense, intelligence and other government customers.

Cash provided by operating activities for 2003 was $1.8 billion, after a December 2003 discretionary contribution of $450 million to pre-fund the 2004 defined benefit pension plan CAS contribution.

During the year, the Corporation used $2.4 billion for the early retirement of debt and related costs and the payment of scheduled debt maturities. The Corporation also completed the sale of $1.0 billion of convertible floating rate senior debentures. These actions reduced the Corporation’s long-term debt by $1.4 billion from the year-end 2002 balance, lowered annual interest costs and improved the ratio of debt-to-total capitalization to 48%, compared to 56% at December 31, 2002.

Cash of $482 million was used to repurchase 10.7 million of the Corporation’s common shares during 2003.

Capital expenditures for the quarter and year ended December 31, 2003 were $320 million and $687 million, compared to the $266 million and $662 million expended in the 2002 periods. At December 31, 2003, the Corporation’s cash and cash equivalents balance was $1.0 billion, and its short-term investments were $240 million.

SEGMENT RESULTS

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated, unusual items are excluded from segment earnings before interest and taxes (operating profit) and included in “Unallocated corporate income (expense), net.”

“Unallocated corporate income (expense), net” includes earnings and losses from equity investments (mainly telecommunications), interest income, corporate costs not allocated to the operating segments, the FAS/CAS pension adjustment, costs for stock-based compensation programs, unusual items not considered in the evaluation of segment operating performance, and other miscellaneous corporate activities.

The FAS/CAS pension adjustment represents the difference between pension costs calculated and funded in accordance with Cost Accounting Standards (CAS), which are reported in the business segment operating performance, and pension expense or income determined in accordance with FAS 87. CAS is a major factor in determining our pension funding requirements and governs the extent to which our pension costs are allocable to and recoverable under contracts with the U.S. Government. The CAS amount is recovered over time through pricing of products and services on U.S. Government contracts.

The Corporation operates in five principal business segments. The Corporation changed the name of its Technology Services business segment to “Information & Technology Services” to better reflect the full scope of its business activities. The following table presents the operating results of the five business segments and reconciles these amounts to the Corporation’s consolidated net sales and operating profit as determined by GAAP.

	4th Quarter		Year-to-Date
	2003	2002	2003	2002
	(In millions)		(In millions)
Net sales
Aeronautics	$3,034	$1,922	$10,202	$6,471
Electronic Systems	2,602	2,729	8,991	8,685
Space Systems	1,451	1,313	6,021	5,287
Integrated Systems & Solutions	916	863	3,420	3,015
Information & Technology Services	972	947	3,174	3,104

Segment net sales	8,975	7,774	31,808	26,562
Other	3	6	16	16

Total net sales	$8,978	$7,780	$31,824	$26,578

Operating profit (loss)
Aeronautics	$200	$139	$690	$448
Electronic Systems	241	276	858	875
Space Systems	103	66	403	279
Integrated Systems & Solutions	77	56	291	241
Information & Technology Services	76	55	226	177

Segment operating profit	697	592	2,468	2,020
Unallocated corporate (expense) income, net	(81)	(1,010)	(449)	(862)

Total operating profit (loss)	$616	$(418)	$2,019	$1,158

Unallocated corporate (expense) income, net is summarized below:

	4th Quarter		Year-to-Date
	2003	2002	2003	2002
	(In millions)		(In millions)
FAS/CAS pension adjustment	$(80)	$74	$(300)	$243
Unusual items	15	(1,112)	(153)	(1,112)
Other	(16)	28	4	7

Total	$(81)	$(1,010)	$(449)	$(862)

The changes in the FAS/CAS pension adjustment for the quarter and twelve months ended December 31, 2003 were mainly due to the Corporation reporting FAS pension expense versus FAS pension income in the comparable periods of the prior year. The change in “Other” unallocated corporate (expense) income, net for the quarter over the comparable 2002 period, was primarily due to the impact of the increase in our stock price, which increased stock-based compensation expense.

“Unusual Items” for 2003 included the fourth quarter gain on the sale of the commercial IT business, costs associated with the early retirement of debt and the exit from the commercial mail sorting business. The 2002 amounts included charges for the impairment of telecommunications equity investments and Space Imaging and a charge related to a Russian launch services provider.

The following discussion compares the operating results of each business segment for the quarter and year ended December 31, 2003 to the same periods in 2002.

Aeronautics

($ millions)

	4th Quarter		Year-to-Date
	2003	2002	2003	2002
Net sales	$3,034	$1,922	$10,202	$6,471
Operating profit	$200	$139	$690	$448
Backlog at December 31,			$37,580	$35,477

Net sales for Aeronautics increased by 58% for both the quarter and year in 2003 due to growth in the Combat Aircraft and Air Mobility lines of business. For both the quarter and the year, approximately half the growth in Combat Aircraft was due to higher volume on the F-35 Joint Strike Fighter program with a majority of the remaining growth attributable to F-16 programs as a result of increased deliveries. In the fourth quarter of 2003, 22 F-16’s were delivered, 17 more than in the 2002 period. In 2003, 62 F-16’s were delivered, 41 more than in 2002. Increased C-130J deliveries contributed $300 million to the quarter-over-quarter increase in sales and $470 million to the year-over-year growth in sales. In the fourth quarter of 2003, there were six C-130J deliveries as compared to two deliveries in the 2002 period. For the full year, there were 15 C-130J deliveries compared to eight deliveries in 2002.

Segment operating profit in 2003 increased by 44% for the quarter and 54% for the year compared to the 2002 periods. For the quarter and the year, operating profit was higher primarily due to the impact of the volume increases in Combat Aircraft and performance on other programs. The increase in C-130J deliveries did not impact operating profit for the comparative periods due to the previously disclosed suspension of earnings recognition on the program. Backlog increased primarily as a result of booking the C-130J U.S. Government multi-year and international F-16 contracts.

Electronic Systems

($ millions)

	4th Quarter		Year-to-Date
	2003	2002	2003	2002
Net sales	$2,602	$2,729	$8,991	$8,685
Operating profit	$241	$276	$858	$875
Backlog at December 31,			$17,339	$16,034

Net sales for Electronic Systems decreased by 5% for the quarter and increased by 4% for the year compared to the 2002 periods. For the quarter, the sales decrease was attributable to lower volume in Platform, Training & Transportation Systems (PT&TS) and Maritime Systems & Sensors (MS2), which more than offset an increase in Missiles & Fire Control (M&FC). The PT&TS decline of $225 million was the result of lower volume on transportation and security system activities and distribution technology programs. Approximately $150 million of this decline is attributable to the 2002 rapid deployment of Transportation Security Administration (TSA) programs. In M&FC, sales increased by $125 million over the comparable 2002 quarter due to growth in tactical missile, combat vision and air defense programs.

For the year, sales increases in M&FC and MS2 more than offset a decline at PT&TS. Increased volume in air defense and tactical missile programs accounted for most of M&FC’s $250 million sales growth over 2002. In MS2, the $155 million increase in sales was primarily due to higher volume on radar and surface systems programs. As in the quarter, PT&TS’ $100 million sales decrease for the year was mainly due to lower levels of transportation and security systems activities.

Segment operating profit decreased by 13% for the quarter and 2% for the year in 2003, compared to the 2002 periods. For the quarter, operating profit was lower primarily due to the impact of the volume declines at PT&TS. Additionally, a provision for $25 million was established at M&FC for the likely exercise of early production options on a tactical missile program. This program is successfully progressing through its development stage, making the exercise of the remaining early production options probable. Future production orders beyond these are expected to be profitable. For the year, operating profit declined by $40 million at PT&TS due to a mix of program maturity and initial development activities on platform integration programs, as well as the impact of the decline in volume in transportation and security system activities. These decreases more than offset a $25 million increase in operating profit primarily attributable to higher volume on air defense programs at M&FC. The increase in backlog for the year resulted from increased orders on development programs which more than offset declines in orders on mature production programs.

Space Systems

($ millions)

	4th Quarter		Year-to-Date
	2003	2002	2003	2002
Net sales	$1,451	$1,313	$6,021	$5,287
Operating profit	$103	$66	$403	$279
Backlog at December 31,			$12,813	$10,701

Net sales for Space Systems increased 11% for the quarter and 14% for the year in 2003 compared to the 2002 periods. For the quarter, the sales growth over the 2002 period was primarily attributable to an increase of $75 million in Launch Services (primarily due to increased Titan activities) and $50 million in Strategic and Defensive Missile Systems (S&DMS). In Launch Services there were two Atlas launches in the fourth quarter of 2003, compared to one Atlas and one Proton launch in the 2002 period.

For the year ended December 31, 2003, sales increased by $570 million in Satellites and $140 million in S&DMS compared to 2002. The growth in Satellites is due to higher volume on government satellite programs. The growth in S&DMS is attributable to increases in both fleet ballistic missile and missile defense activities. In Launch Services, increased Titan activities offset lower sales resulting from a decline in Proton deliveries (two in 2003 and four in 2002). There were five Atlas launches in both 2003 and 2002.

Space Systems’ operating profit increased by 56% for the quarter and 44% for the year in 2003 compared to the 2002 periods. In the quarter, Launch Services’ operating profit increased $50 million due to the effect of a $35 million charge in 2002 for commercial launch vehicle contract settlement costs and improved performance and risk retirement activities in 2003 on the maturing Titan program. S&DMS’ operating profit increased by $20 million due to the impact of the volume increases discussed above. Satellites’ operating profit declined in the fourth quarter from the comparable 2002 period, primarily due to the benefit of closing out certain commercial satellite manufacturing contracts in 2002.

For the year, Satellites’ operating profit increased by $70 million over the 2002 period mainly due to improved performance on commercial satellite activities and volume increases on government satellite programs, including the impact of a $30 million charge recorded in the third quarter 2003 related to a handling incident on a NASA satellite program. In Launch Services, operating profit increased by $35 million. The increase was primarily due to improved performance and risk retirement activities on the maturing Titan program, which were partially offset by the impact of a decline in Proton launches in 2003. S&DMS’ operating profit increased by $20 million due to the impact of the volume increases discussed above. Backlog increased mainly due to an increase in orders for launch services, commercial satellites and missile defense activities.

Integrated Systems & Solutions

($ millions)

	4th Quarter		Year-to-Date
	2003	2002	2003	2002
Net sales	$916	$863	$3,420	$3,015
Operating profit	$77	$56	$291	$241
Backlog at December 31,			$4,350	$3,556

Net sales for Integrated Systems & Solutions (IS&S) increased by 6% for the quarter and 13% for the year in 2003 from the 2002 periods. For both the quarter and year, the sales increases were primarily attributable to a higher volume of intelligence, defense and information assurance activities.

Segment operating profit increased 38% for the quarter and 21% for the year from the comparable 2002 periods. The increase in operating profit for both the quarter and year were primarily attributable to higher volume and performance improvements on the activities described above. Backlog increased due to a higher volume of classified orders in 2003.

Information & Technology Services

($ millions)

	4th Quarter		Year-to-Date
	2003	2002	2003	2002
Net sales	$972	$947	$3,174	$3,104
Operating profit	$76	$55	$226	$177
Backlog at December 31,			$4,774	$4,617

Net sales for Information & Technology Services increased by 3% for the quarter and 2% for the year in 2003 from the 2002 periods. For the quarter, the increase in sales was primarily attributable to higher volume of $100 million in Information Technology. Information Technology’s results included the net impact of the Corporation’s purchase of the ACS federal government IT business and the concurrent sale of its commercial IT business in November of this year. This sales increase was partially offset by declines in volume totaling $75 million in Defense Services, which was attributable to Transportation Security Administration activities in 2002 that did not recur in 2003, and the decline in NASA program sales. The sales increase for the year was mainly the result of volume increases of $110 million in Information Technology, which more than offset lower sales volume totaling $40 million on Defense Services and NASA programs.

Segment operating profit increased by 38% for the quarter and 28% for the year from the 2002 periods. For the quarter, operating profit increased mainly due to improved performance in Defense Services and NASA programs. Operating profit increased for the year mainly due to the higher volume in Information Technology and improved performance across all lines of business. Backlog increased mainly due to the fourth quarter 2003 acquisition and as a result of a higher volume of Information Technology orders.

BUSINESS OUTLOOK

The business outlook excludes the effect of the proposed acquisition of The Titan Corporation. The Corporation does not incorporate adjustments to its business outlook and financial projections for proposed acquisitions or divestitures until the transaction is closed. Actual results may differ materially from those projected. See the Corporation’s Safe Harbor discussion at the end of this press release.

Forecasted sales for 2004 are expected to be $33.5 - $34.5 billion. This range is $500 million higher than previous estimates of $33.0 - $34.0 billion, primarily reflecting the acquisition of the ACS federal government IT business.

The 2004 earnings projection assumes profit from operating segments of $2,650 - $2,750 million. This range is $50 million higher than previous guidance of $2,600 - $2,700 million, reflecting the acquisition of the ACS federal government IT business, and an improved outlook in the Space Systems’ business segment.

Based on the change in long-term corporate bond rates from the end of 2002 to the end of 2003, the 2004 pension discount rate assumption was revised from the previous rate of 6.75% to a current rate of 6.25%. The FAS pension expense is now expected to be approximately $900 million while CAS pension expense is expected to be approximately $300 million. As a result, the 2004 FAS/CAS pension adjustment, included in “Unallocated corporate income (expense), net” is expected to be an expense of approximately $600 million, an increase from the prior projection of $400 - $550 million. The projected FAS/CAS pension adjustment assumes passage of legislation currently being considered by Congress that would affect the pension contribution requirements.

Other unallocated corporate items are expected to be an expense of $0 - $50 million, a $25 million decrease from the prior range of $25 million of income to $25 million of expense.

Interest expense for 2004 is expected to be $425 - $450 million.

Earnings per share in 2004 are estimated to range between $2.40 - $2.50.

Forecasted sales for 2005 are anticipated to be $34.0 - $36.0 billion. The 2005 projections assume profit from operating segments of $2,800 - $3,000 million, other unallocated corporate expense items of $0 - $50 million, and interest expense of $425 - $450 million. The FAS/CAS pension adjustment expense for 2005 is expected to range between $300 - $550 million based on assumptions in effect at December 2003, including the discount and long-term asset return rates.

Earnings per share in 2005 are estimated to range between $2.85 - $3.20.

Cash flow from operations is expected to be at least $2.0 billion in 2004 and at least $4.0 billion over the combined two-year period 2004 and 2005. Capital expenditures for property, plant and equipment are projected at approximately $800 million in each year. Depreciation of property, plant and equipment and amortization of purchased intangibles is expected to be $675 - $700 million in 2004 and $700 - $750 million in 2005.

FOURTH QUARTER 2003 HIGHLIGHTS

➢	Awarded Targets & Countermeasures prime contract by the Missile Defense Agency with an initial contract value of $200 million and potential contract total value of up to $4.6 billion.

➢	Received $812 million U.S. Navy contract to continue development of the Aegis Ballistic Missile Defense capability, which is part of an initial national missile defense capability.

➢	Awarded a 10-year $600 million IT outsourcing contract for the U.S. Air Force’s Pentagon Communications Agency.

➢	Awarded two contracts from the U.S. Navy totaling approximately $600 million for systems and services supporting its fleet of H-60 helicopters.

➢	Awarded a contract to build an A2100 geosynchronous telecommunications satellite, marking the fifth new commercial satellite order received by Lockheed Martin in 2003.

➢	Joint Air-to-Surface Standoff Missile (JASSM) certified by the U.S. Air Force for operational use aboard B-52 bombers. Separately, received Air Force orders for 240 production missiles.

➢	Awarded contract by the U.S. Air Force with a potential contract value of up to $285 million to provide training systems and services for C-130J aircrews, maintenance teams and loadmasters.

➢	Awarded contract to support the U.S. Army IT requirements with a potential $200 million contract value.

➢	Team Apache Systems received $260 million U.S. Army contract for production of first 55 Arrowhead™ systems that will provide next-generation targeting and navigation capabilities for Apache helicopter crews. The Army plans to buy more than 700 systems by 2009.

➢	Initial operational capability achieved for the Tactical Tomahawk Weapons Control System. Lockheed Martin has the production contract for the control system that runs through 2008 with potential contract value of $140 million.

➢	Received a contract valued at $127 million to deliver MK 41 Vertical Launch Systems for installation aboard three Republic of Korea KDX-III destroyers.

➢	Titan II space launch vehicle completed its final mission, placing a Defense Meteorological Satellite Program (DMSP) spacecraft into orbit. Lockheed Martin built both the rocket and the spacecraft for the mission. All thirteen Titan II’s in the program were successfully launched.

➢	Completed two successful Atlas launches. The final Atlas IIAS was launched from the West Coast carrying a classified payload for the National Reconnaissance Office. An Atlas III launched a U.S. Navy communications satellite into orbit. During 2003, Space Systems launched five Atlas missions and one Proton mission.

➢	For the year, Space Systems received a total of 11 new launch vehicle contracts including: 3 EELV awards, 1 NASA award, and 7 Proton awards. Overall, Space Systems has been assigned 18 of the total assigned EELV launches, of which 3 are under contract.

➢	Delivered 22 F-16’s in the fourth quarter; 62 for the year.

➢	Delivered three F/A-22 Raptors to the U.S. Air Force in the fourth quarter and nine total in 2003. Entered Operational Test & Evaluation (OT&E) phase of the F/A-22 Program.

➢	Delivered six C-130J’s in the fourth quarter and 15 total for the year.

###

NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	James Ryan, 301/897-6584 or
Randa Middleton, 301/897-6455

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.T. on January 27, 2004. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

SAFE HARBOR

NOTE: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws. Sometimes these statements will contain words such as “anticipates,” “expects,” “plans,” “projects,” “estimates,” “outlook,” “forecast,” “guidance,” “assumes,” and other similar words. These statements are not guarantees of the Corporation’s future performance and are subject to risks, uncertainties and other important factors that could cause the Corporation’s actual performance or achievements to be materially different from those the Corporation may project.

The Corporation’s actual financial results will likely be different from those projected due to the inherent nature of projections and may be better or worse than projected. Given these uncertainties, you should not rely on forward-looking statements. Forward-looking statements also represent the Corporation’s estimates and assumptions only as of the date that they were made. The Corporation expressly disclaims a duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release to reflect the occurrence of subsequent events, changed circumstances or changes in the Corporation’s expectations.

In addition to the factors set forth in the Corporation’s 2002 Form 10-K and 2003 Form 10-Q’s filed with the Securities and Exchange Commission (www.sec.gov), the following factors could affect the Corporation’s forward-looking statements: the ability to obtain or the timing of obtaining future government awards; the availability of government funding and customer requirements both domestically and internationally; changes in government or customer priorities due to program reviews or revisions to strategic objectives (including changes in priorities in response to terrorist threats or to improve homeland security); difficulties in developing and producing operationally advanced technology systems; the level of returns on pension and retirement plan assets; charges from any future FAS 142 impairment review; the potential future impact of proposed tax or employment benefit legislation; the competitive environment; economic business and political conditions domestically and internationally; program performance; the timing and customer acceptance of product deliveries; performance issues with key suppliers and subcontractors; the Corporation’s ability to achieve or realize savings for its customers or itself through its global cost-cutting program; the completion and integration of proposed acquisitions or divestitures; the outcome of litigation and other contingencies (including environmental remediation efforts and costs). Realization of the value of the Corporation’s investments in equity securities, or related equity earnings for a given period, may be affected by the investee’s ability to obtain adequate funding and execute its business plan, general market conditions, industry considerations specific to the investee’s business, and/or other factors. These are only some of the numerous factors that may affect the forward-looking statements contained in this press release.

LOCKHEED MARTIN CORPORATION

Consolidated Results

Preliminary and Unaudited

(In millions, except per share data and percentages)

	QUARTER ENDED DECEMBER 31,		YEAR TO DATE DECEMBER 31,
	2003	2002	2003	2002
Net Sales	$8,978	$7,780	$31,824	$26,578
Operating Profit (Loss) [EBIT]	$616	$(418)	$2,019	$1,158
Interest Expense	$111	$141	$487	$581
Pre-tax Earnings (Loss)	$505	$(559)	$1,532	$577
Income Tax Expense (Benefit)	$161	$(217)	$479	$44
Effective Tax Rate	31.9%	38.8%	31.3%	7.6%
Earnings (Loss) from Continuing Operations	$344	$(342)	$1,053	$533
Loss from Discontinued Operations	—	$(5)	—	$(33)
Net Earnings (Loss)	$344	$(347)	$1,053	$500
Basic Earnings (Loss) Per Share:
Continuing Operations	$0.77	$(0.76)	$2.36	$1.20
Discontinued Operations	—	(0.01)	—	(0.07)

Earnings (Loss) Per Share	$0.77	$(0.77)	$2.36	$1.13

Average Basic Shares Outstanding	445.2	449.8	446.5	445.1

Diluted Earnings (Loss) Per Share:
Continuing Operations	$0.77	$(0.76)	$2.34	$1.18
Discontinued Operations	—	(0.01)	—	(0.07)

Earnings (Loss) Per Share	$0.77	$(0.77)	$2.34	$1.11

Average Diluted Shares Outstanding	448.4	449.8 [1]	450.0	452.0

[1]	Due to antidilution, basic shares are utilized as diluted shares.

LOCKHEED MARTIN CORPORATION

Net Sales and Operating Profit

Preliminary and Unaudited

(In millions, except percentages)

	QUARTER ENDED DECEMBER 31,			YEAR TO DATE DECEMBER 31,
	2003	2002	% Change	2003	2002	% Change
Net sales
Aeronautics	$3,034	$1,922	58%	$10,202	$6,471	58%
Electronic Systems	2,602	2,729	(5)%	8,991	8,685	4%
Space Systems	1,451	1,313	11%	6,021	5,287	14%
Integrated Systems & Solutions	916	863	6%	3,420	3,015	13%
Information & Technology Services	972	947	3%	3,174	3,104	2%

Segment net sales	8,975	7,774	15%	31,808	26,562	20%

Other	3	6	(50)%	16	16	—%

Total net sales	$8,978	$7,780	15%	$31,824	$26,578	20%

Operating profit (loss)
Aeronautics	$200	$139	44%	$690	$448	54%
Electronic Systems	241	276	(13)%	858	875	(2)%
Space Systems	103	66	56%	403	279	44%
Integrated Systems & Solutions	77	56	38%	291	241	21%
Information & Technology Services	76	55	38%	226	177	28%

Segment operating profit	697	592	18%	2,468	2,020	22%

Unallocated corporate (expense) income, net [1]	(81)	(1,010)	N/M	(449)	(862)	N/M

Total operating profit (loss)	$616	$(418)	N/M	$2,019	$1,158	74%

Margins
Segments:
Aeronautics	6.6%	7.2%		6.8%	6.9%
Electronic Systems	9.3%	10.1%		9.5%	10.1%
Space Systems	7.1%	5.0%		6.7%	5.3%
Integrated Systems & Solutions	8.4%	6.5%		8.5%	8.0%
Information & Technology Services	7.8%	5.8%		7.1%	5.7%

Segments	7.8%	7.6%		7.8%	7.6%

Total Consolidated	6.9%	N/M		6.3%	4.4%

[1]	“Unallocated corporate (expense) income, net” includes earnings and losses from equity investments (mainly telecommunications), interest income, corporate costs not allocated to the operating segments, the FAS/CAS pension adjustment, costs for stock-based compensation programs, unusual items not considered in the evaluation of segment operating performance, and other miscellaneous corporate activities.

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	QUARTER ENDED DECEMBER 31,		YEAR TO DATE DECEMBER 31,
	2003	2002	2003	2002

Summary of unallocated corporate (expense) income, net
FAS/CAS pension adjustment	$(80)	$74	$(300)	$243
Other	(16)	28	4	7
Unusual items	15	(1,112)	(153)	(1,112)

Unallocated corporate (expense) income, net	$(81)	$(1,010)	$(449)	$(862)

FAS/CAS pension adjustment
FAS 87 (expense) income	$(131)	$48	$(484)	$156
CAS funding and (expense)	(51)	(26)	(184)	(87)

FAS/CAS pension adjustment—(expense) income	$(80)	$74	$(300)	$243

Depreciation and amortization of property, plant and equipment
Aeronautics	$25	$14	$89	$74
Electronic Systems	43	44	160	153
Space Systems	36	33	120	108
Integrated Systems & Solutions	9	15	29	34
Information & Technology Services	11	11	42	36

Segments	124	117	440	405

Unallocated corporate expense, net	12	7	40	28

Total depreciation and amortization	$136	$124	$480	$433

Amortization of purchased intangibles
Aeronautics	$12	$13	$50	$50
Electronic Systems	12	12	47	49
Space Systems	2	1	8	7
Integrated Systems & Solutions	4	3	14	12
Information & Technology Services	3	2	8	7

Segments	33	31	127	125

Unallocated corporate expense, net	2	—	2	—

Total amortization of purchased intangibles	$35	$31	$129	$125

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Preliminary and Unaudited

(In millions)

	DECEMBER 31, 2003	DECEMBER 31, 2002
Assets
Cash and cash equivalents	$1,010	$2,738
Short-term investments	240	—
Accounts receivable	4,039	3,655
Inventories	2,348	2,250
Other current assets	1,764	1,983

Total current assets	9,401	10,626

Property, plant and equipment, net	3,489	3,258
Investments in equity securities	1,060	1,009
Goodwill	7,879	7,380
Purchased intangibles, net	807	814
Other noncurrent assets	2,708	2,671

Total assets	$25,344	$25,758

Liabilities and Stockholders' Equity
Accounts payable	$1,434	$1,102
Customer advances and amounts in excess of costs incurred	4,256	4,542
Other accrued expenses	3,335	2,812
Current maturities of long-term debt	136	1,365

Total current liabilities	9,161	9,821

Long-term debt	6,072	6,217
Pension liabilities	—	651
Post-retirement and other noncurrent liabilities	3,355	3,204
Stockholders' equity	6,756	5,865

Total liabilities and stockholders' equity	$25,344	$25,758

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Preliminary and Unaudited

(In millions)

	YEAR TO DATE DECEMBER 31,
	2003	2002
Operating Activities
Net earnings	$1,053	$500
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	480	433
Amortization of purchased intangibles	129	125
Changes in operating assets and liabilities:
Receivables	(258)	394
Inventories	(94)	585
Accounts payable	330	(317)
Customer advances and amounts in excess of costs incurred	(285)	(460)
Other	454	1,028

Net cash provided by operating activities	1,809	2,288

Investing Activities
Expenditures for property, plant and equipment	(687)	(662)
Short-term investments	(240)	—
Acquisitions of businesses / investments in affiliated companies	(821)	(104)
Proceeds from divestitures of affiliated companies	234	134
Other	53	93

Net cash used for investing activities	(1,461)	(539)

Financing Activities
Issuances of long-term debt	1,000	—
Repayments related to long-term debt	(2,202)	(110)
Long-term debt issuance and repayment costs	(175)	—
Issuances of common stock	44	436
Repurchases of common stock	(482)	(50)
Common stock dividends	(261)	(199)

Net cash (used for) provided by financing activities	(2,076)	77

Net (decrease) increase in cash and cash equivalents	(1,728)	1,826
Cash and cash equivalents at beginning of period	2,738	912

Cash and cash equivalents at end of period	$1,010	$2,738

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Stockholders’ Equity

Preliminary and Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned ESOP Shares	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
Balance at January 1, 2003	$455	$2,796	$4,262	$(50)	$(1,598)	$5,865
Net earnings			1,053			1,053
Common stock dividends [1]			(261)			(261)
Repurchases of common stock	(11)	(471)				(482)
Stock awards and options, and ESOP activity	2	152		33		187
Other comprehensive income					394	394

Balance at December 31, 2003	$446	$2,477	$5,054	$(17)	$(1,204)	$6,756

[1]	The Corporation paid a quarterly dividend of $0.12 per share January through September 2003. On September 15, 2003 the Corporation announced that its board of directors authorized an increase to the dividend paid on the common stock from $0.12 per-quarter to $0.22 per-quarter. This increase was paid December 31, 2003 for stockholders of record as of December 1, 2003.

LOCKHEED MARTIN CORPORATION

Preliminary and Unaudited

Operating Data

	QUARTER ENDED DECEMBER 31,		YEAR TO DATE DECEMBER 31,
	2003	2002	2003	2002
Deliveries
F-16	22	5	62	21
C-130J	6	2	15	8

Launches
Atlas	2	1	5	5
Proton [1]	—	1	2	4
Titan II [2]	1	—	2	1
Titan IV	—	—	2	1

[1]	In the first quarter of 2003, we recognized sales, per contract terms, upon delivery in orbit of a Lockheed Martin built satellite launched in the fourth quarter of 2002 on a Proton launch vehicle.

[2]	Titan II space launch vehicle completed its final mission; over the life of the program all thirteen Titan II’s were successfully launched.